                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                                   IMTEC INC.
                                       AT

                              $12.00 NET PER SHARE
                                       BY

                            IMTC ACQUISITION CORP.,
                      AN INDIRECT, WHOLLY OWNED SUBSIDIARY
                                       OF

                               BRADY CORPORATION
           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON TUESDAY, MARCH 21, 2000, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE AT LEAST 75% OF THE OUTSTANDING SHARES OF COMMON STOCK OF IMTEC INC. MEASURED ON A FULLY DILUTED BASIS. THE OFFER IS ALSO CONDITIONED UPON CERTAIN OTHER TERMS AND CONDITIONS, INCLUDING THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER. SEE SECTIONS 14 AND 15. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

                           -------------------------

     THE BOARD OF DIRECTORS OF IMTEC INC. HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                           -------------------------

                                   IMPORTANT

     If you desire to tender all or any portion of your shares of Imtec common stock, you should either (1) complete and sign the Letter of Transmittal (or a facsimile of it) in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal (or facsimile) with the certificate(s) for the tendered Shares and any other required documents to the Depositary, (2) follow the procedures for book-entry tender of shares set forth in Section 3, or (3) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee you should contact that person or entity to tender your Shares.

     If you desire to tender Shares and your stock certificates are not immediately available, or if you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender the Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                            ------------------------

                               February 22, 2000

                               SUMMARY TERM SHEET

     This Summary Term Sheet highlights the most important or material terms of the Offer. It may not contain all of the information that is important to you. To understand the Offer and related transactions more fully, you should read this entire document carefully, together with the other documents to which we refer. See "17. MISCELLANEOUS."

- Shares Being Purchased:          Imtec Inc. Common Stock
- Purchase Price:                  $12.00 net per Share, in cash
- Amount Sought:                   100% of the outstanding Shares. It is a condition of the
                                   Offer that at least 75% of the outstanding Shares measured on a fully diluted basis be tendered (1,383,385 outstanding
                                   Shares), unless waived by the Purchaser. Certain insiders
                                   have promised to tender or sell to the Purchaser an
                                   aggregate of 984,703 Shares (53.4% of the outstanding Shares on a fully diluted basis). See "10. BACKGROUND OF THE OFFER;
                                   CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; SHAREHOLDER
                                   OPTION AGREEMENTS."
- Purchaser:                       IMTC Acquisition Corp., an indirect, wholly owned subsidiary of Brady Corporation

- The Purchaser has the financial resources to complete the Offer, so there is no financing condition. The most significant conditions are the minimum amount sought described above and federal antitrust clearance of the transaction. See "14. CERTAIN CONDITIONS OF THE OFFER."

- The Offer will expire at 5:00 p.m. Eastern time on Tuesday, March 21, 2000, unless extended by the Purchaser in its discretion by notice to the Depositary, with a press release announcing the extension promptly thereafter.

- To tender your Shares, you should do one of the following:

     - complete, sign and send the Letter of Transmittal, with certificates for the tendered Shares and any other required documents to the Depositary;

     - follow the procedures for book-entry tender of Shares, if applicable; or

     - request your broker or other nominee holder to tender your shares for you.

     See "3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

- After tendering Shares, you may withdraw them at any time prior to the Expiration Date (March 21, 2000, unless extended) and, unless the Purchaser has accepted them for payment, at any time after April 21, 2000. The withdrawal notice must satisfy the requirements described under "4. WITHDRAWAL RIGHTS."

- Under the Merger Agreement, the Offer will be followed by a merger in which holders of any Shares that are not tendered will receive $12.00 net per Share, in cash. No appraisal rights are available in connection with the Offer, but shareholders may have appraisal rights in connection with the Merger. See "11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER."

- Imtec's board of directors has unanimously approved the Merger Agreement, the Offer and the Merger, has determined that the Offer and the Merger are fair to and in the best interests of Imtec's shareholders, and unanimously recommends that shareholders accept the Offer and tender their Shares pursuant to the Offer. See "10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; SHAREHOLDER OPTION AGREEMENTS."

- On December 9, 1999, the last full trading day prior to the issuance of Brady's press release indicating that a transaction was being negotiated at a price of $12.00 per Share, the closing bid price of Imtec's Shares on the Nasdaq/SM market was $5.50. On February 10, 2000, the last full trading day prior to announcement that the Merger Agreement was signed, the closing price was $11.125 per Share. See "6. PRICE RANGE OF SHARES; DIVIDENDS."

- Questions should be directed to Georgeson Shareholder Communications Inc., the Information Agent, at 1-800-223-2064.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION...........................................................      1
       1.  Terms Of The Offer; Expiration Date.........................      2
       2.  Acceptance For Payment And Payment For Shares...............      3
       3.  Procedures For Accepting The Offer And Tendering Shares.....      4
       4.  Withdrawal Rights...........................................      6
       5.  Certain Federal Income Tax Consequences.....................      7
       6.  Price Range Of Shares; Dividends............................      8
       7.  Certain Information Concerning The Company..................      8
       8.  Certain Information Concerning Parent And The Purchaser.....      9
       9.  Financing Of The Offer And The Merger.......................      9
      10.  Background Of The Offer; Contacts With The Company; The
           Merger Agreement; Shareholder Option Agreements.............     10
      11.  Purpose Of The Offer; Plans For The Company After The Offer
           And The Merger..............................................     18
      12.  Dividends And Distributions; Stock Issuances................     19
      13.  Effect Of The Offer On The Market For The Shares; Nasdaq
           Listing And Exchange Act Registration.......................     20
      14.  Certain Conditions Of The Offer.............................     20
      15.  Certain Regulatory And Legal Matters........................     22
      16.  Fees And Expenses...........................................     25
      17.  Miscellaneous...............................................     25

SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE
           PURCHASER...................................................    I-1

To the Holders of Common Stock
of Imtec Inc.:

                                  INTRODUCTION

     IMTC Acquisition Corp., a Delaware corporation (the "Purchaser"), an indirect, wholly owned subsidiary of Brady Corporation, a Wisconsin corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of Imtec Inc., a Delaware corporation (the "Company"), at $12.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as either may be amended or supplemented from time to time, collectively constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser. The Purchaser will pay all charges and expenses of Firstar Bank, National Association, which firm is acting as the Depositary (the "Depositary"), and of Georgeson Shareholder Communications Inc., which firm is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16 herein.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) A NUMBER OF SHARES REPRESENTING NOT LESS THAN SEVENTY-FIVE PERCENT (75%) OF THE SHARES THEN OUTSTANDING AND ENTITLED TO VOTE, MEASURED ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). AS OF THE DATE HEREOF, TENDER OF 1,383,385 SHARES WOULD BE REQUIRED TO SATISFY THE MINIMUM CONDITION. IN ADDITION TO THE OPTION SHARES DESCRIBED BELOW, THIS WOULD REQUIRE THE TENDER OF 398,682 ADDITIONAL SHARES. THE OFFER IS ALSO CONDITIONED UPON CERTAIN OTHER TERMS AND CONDITIONS, INCLUDING THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND THE REGULATIONS THEREUNDER. SEE SECTIONS 14 AND 15. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

     The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 11, 2000, among the Company, Parent and the Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company and each outstanding Share (except as described below) will be converted into the right to receive $12.00 in cash (the "Merger"). The Merger Agreement is more fully described in Section 10.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In order to induce Parent to enter into negotiations with the Company concerning the Merger and as a pre-condition to making a public announcement regarding the possible acquisition of the Company by Parent, on December 9, 1999, certain shareholders of the Company, including all of the Company's directors and one of its executive officers, and all but one holder of greater than five percent 5% of the Shares (the "Group Shareholders"), who, in the aggregate, own 875,326 Shares, including certain options to purchase Shares (the "Group Shares"), entered into a Shareholder Option Agreement ("Shareholder Option Agreement #1") with Parent. In addition, on December 9, 1999, Parent entered into a second Shareholder Option Agreement ("Shareholder Option Agreement #2" and together with Shareholder Option Agreement #1, the "Shareholder Option Agreements"), with the remaining holder of greater than 5% of the Shares (the "Individual Shareholder" and together with Group Shareholders, the "Shareholders") with respect to 109,377 Shares (the "Individual Shares" and together with the Group Shares, the "Option Shares"), which constitute a portion of the Shares owned by the Individual Shareholder. Pursuant to the Shareholder Option Agreements, each Shareholder agreed, among other things, (a) to grant Parent an irrevocable option (individually an "Option" and together the "Options") to purchase the Option Shares held by such Shareholder at an exercise price of $12.00 per Share (subject to adjustment in certain circumstances), (b) to tender, in accordance with the terms of the Offer, all of the Option Shares (including any subsequently acquired Shares with respect to the Group Shareholders) owned by such Shareholder and (c) to vote all of the Option Shares (including any subsequently acquired Shares with respect to the Group Shareholders) owned by such Shareholder in favor of the Merger and against certain other extraordinary transactions. The Option Shares represent approximately 57.9% of the Shares computed in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act (53.4% of the Shares outstanding on a fully diluted basis). See Section 10.

     The Offer is conditioned upon, among other things, the Minimum Condition being satisfied. The Company has informed Purchaser that, as of February 11, 2000, there were 1,635,313 Shares issued and outstanding and there were 209,200 Shares subject to issuance pursuant to the Company's stock option and incentive plans. Parent, the Purchaser and their affiliates do not currently beneficially own any Shares or rights to acquire Shares other than Parent's rights under the Shareholder Option Agreements.

     Based on the foregoing and assuming no additional Shares (or warrants, options, or rights exercisable for, or securities convertible into, Shares) have been issued (other than Shares issued pursuant to such options referred to above) as of February 11, 2000, Purchaser believes there are approximately 1,844,513 Shares outstanding on a fully diluted basis. Accordingly, if all of the Shares subject to the Shareholder Option Agreements are tendered into the Offer and not withdrawn, Purchaser believes that the Minimum Condition would be satisfied if at least 398,682 additional Shares are validly tendered prior to the Expiration Date (as defined in Section 1) and not withdrawn.

     The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. As soon as possible after completion of the Offer, Parent intends to consummate the Merger pursuant to and in accordance with the terms set forth in the Merger Agreement. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law ("DGCL"), the Purchaser will be merged with and into the Company. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect, wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by the Purchaser, Parent or any direct or indirect subsidiary of Parent or the Company, and other than Shares held by shareholders who shall have demanded and perfected appraisal rights, if any, under the DGCL) will be canceled and converted automatically into the right to receive $12.00 in cash, without interest (the "Merger Consideration"). See Sections 10 and 11.

     No appraisal rights are available in connection with the Offer; however, shareholders may have appraisal rights in connection with the Merger. See
Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date and not withdrawn as permitted by Section 2. The term "Expiration Date" means 5:00 p.m., Eastern time, on Tuesday, March 21, 2000, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     The Offer is conditioned upon, among other things, expiration or termination of all waiting periods imposed by the HSR Act and the Minimum Condition being satisfied.

     The Purchaser expressly reserves the right, in its sole discretion but subject to the provisions of the Merger Agreement, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. See Section 10. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares. See Section 4. Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser also expressly reserves the right, in its sole discretion but subject to the provisions of the Merger Agreement, at any time or from time to time, (i) to delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment, or paid for, upon the occurrence of any of the conditions specified in Section 14 and (ii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. See
Section 10. If the Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and, subject to (i) above, will promptly pay for all Shares so accepted for payment. The Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the PR Newswire and making any appropriate filing with the Commission.

     The Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d) and 14d-6(c) under the Exchange Act.

     If, prior to the Expiration Date, the Purchaser, with the Company's consent, shall decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern time.

     The Offer is being mailed to holders of Shares from a list provided to the Purchaser by the Company pursuant to the Merger Agreement.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the later of (i) the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act, and (ii) the Expiration Date. Parent expects to file a Notification and Report Form under the HSR Act on or about February 22, 2000, and unless earlier terminated or extended by a request for additional information, the waiting period under the HSR Act would expire at 11:59 p.m., Eastern time, on the fifteenth day following such filing. See
Section 15. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 14. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and
(iii) any other required documents.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purpose of receiving payments from the Purchaser and transmitting such payments to the tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, along with certificates for the Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery must be received by the Depositary, including an Agent's Message (as defined herein) if the tendering shareholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make a book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, WE RECOMMEND THAT THE SHAREHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three (3) New York Stock Exchange Inc. trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest on the purchase price of the Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     Tender Constitutes An Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after February 22, 2000. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of the Company, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     Determination Of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct social security number or other taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, corporations and certain foreign individuals and entities) may not be subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 21, 2000.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Depository Institution to be credited with the withdrawn Shares. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Purchaser's rights under this Offer but in accordance with any applicable rules or interpretations of the Commission, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to exercise, and do duly exercise, withdrawal rights as set forth in this Section 4.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of the material United States Federal income tax consequences to the Company's shareholders of the sale of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. The summary does not purport to be a description of all tax consequences that may be relevant to the Company's shareholders, and assumes an understanding of tax rules of general application. It does not address special rules which may apply to the Company's shareholders based on their tax status, individual circumstances or other factors unrelated to the Offer or the Merger. Shareholders are encouraged to consult their own tax advisors regarding the Offer and the Merger.

     Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a shareholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the shareholder and will be long-term capital gain or loss if the shareholder's holding period in such Shares for Federal income tax purposes is more than one year at the time of the sale or exchange.

     A shareholder (other than certain exempt shareholders including, among others, certain corporations, foreign individuals and foreign entities) who tenders Shares may be subject to 31% backup withholding unless the shareholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A shareholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See
Section 3.

     If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an appropriate income tax return.

     The Federal income tax discussion set forth above is included for general information only and may not be applicable to shareholders in special situations such as shareholders who received their Shares upon the exercise of employee stock options or otherwise as compensation and shareholders who are not United States persons. Shareholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of state, local, foreign or other tax laws.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are quoted on The Nasdaq Stock Market, Inc.'s ("Nasdaq") Small Cap Market tier ("Nasdaq/SM") under the symbol IMTC. The following table sets forth, for the periods indicated, the high and low bid prices per Share on the Nasdaq/SM. These quotations represent prices between dealers, without retail markups, markdowns or commissions and do not necessarily represent actual transactions:

                                                                 HIGH        LOW
                                                                 ----        ---
Fiscal Year Ended June 30, 1998:
  First Quarter.............................................    $ 10.00    $   8.00
  Second Quarter............................................      12.50        8.50
  Third Quarter.............................................      11.50        8.75
  Fourth Quarter............................................      13.00     10.0625
Fiscal Year Ended June 30, 1999:
  First Quarter.............................................    $12.875    $   9.25
  Second Quarter............................................     10.875        6.50
  Third Quarter.............................................       8.50        5.25
  Fourth Quarter............................................       9.25       5.125
Fiscal Year Ending June 30, 2000:
  First Quarter.............................................    $  8.00    $   6.00
  Second Quarter............................................      14.00        5.50
  Third Quarter (through February 18, 2000).................     11.875       10.25

     On December 9, 1999, the last full trading day prior to Parent's and the Company's press release indicating that a possible transaction was being negotiated with Parent at a price of $12.00 per Share, the closing bid price per Share on the Nasdaq/SM was $5.50. On February 10, 2000, the last full trading day prior to announcement that the Merger Agreement had been signed, the closing bid price per Share on the Nasdaq/ SM was $11.125. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company has not paid any cash dividends since its inception. Pursuant to the terms of the Merger Agreement, the Company is prohibited from paying any dividends on its capital stock.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is a Delaware corporation with its principal executive offices at One Imtec Lane, Bellows Falls, Vermont 05101, telephone number 802-463-9502. The following description of the Company's business has been taken from the Company's Form 10-K for the year ended June 30, 1999:

          The Company designs, manufactures and sells labeling systems. These systems include label printer laminators, label printer applicators, preprinted labels and labeling supplies. The Company's products are designed for automated identification (bar coding) applications in the electronics, pharmaceutical, transportation, textile, automotive and warehousing industries.

     Company Information. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. Although Parent has no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Parent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent.

     Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web that contains reports, proxy statements and other information. The address of that site is http://www.sec.gov.

     8. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER. The Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Purchaser is an indirect, wholly owned subsidiary of Parent. The principal offices of the Purchaser are located at 6555 West Good Hope Road, Milwaukee, Wisconsin 53223, telephone number 414-358-6600. Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

     Parent is a company organized under the laws of the State of Wisconsin with its principal offices at 6555 West Good Hope Road, Milwaukee, Wisconsin 53223, telephone number 414-358-6600. Parent's principal business is the manufacturing and marketing of high-performance identification solutions and specialty coated materials. Major product categories include: industrial identification and data collection products; safety and facility identification products; and specialty materials.

     Certain Other Information. The name, citizenship, business address, present principal occupation or employment, and material positions held during the last five years for each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     Available Information. Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission in the same manner as set forth with respect to the Company in Section 7.

     9. FINANCING OF THE OFFER AND THE MERGER. The total amount of funds required by the Purchaser to purchase all of the outstanding Shares (1,844,513 on a fully diluted basis) is approximately $22.1 million. The Purchaser will obtain all of such funds from Parent or from one or more direct or indirect wholly owned subsidiaries of Parent, which currently have these funds in available cash. This Offer is not subject to a financing condition.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; SHAREHOLDER OPTION AGREEMENTS.

     Background Of The Offer.

     David W. Schroeder, Parent's Vice President -- Identification Solutions & Specialty Tapes, and Richard L. Kalich, former President and CEO of the Company, have known each other for a number of years and discussed from time to time a possible strategic transaction between the two companies.

     As a result of these prior discussions between Messrs. Schroeder and Kalich, Mr. Schroeder, Katherine M. Hudson, President and CEO, Donald P. DeLuca, former Chief Financial Officer and Gary L. Johnson, Vice President -- Corporate Development, all of Parent, met with Mr. Kalich and Ralph E. Crump, Robert W. Ham and David C. Sturdevant, all of whom were directors of the Company, and Marjorie Crump, the Company's Assistant Corporate Secretary, in Connecticut on September 7, 1995 to explore the feasibility of a merger or other business combination between the Company and Parent. No agreement on price could be reached during this meeting, which lasted most of the day, because the Company informed Parent that it wanted $20.00 per share.

     Periodic conversations between Mr. Schroeder and Mr. Kalich continued to take place over the next four years, but none of these discussions led to any concrete actions or specific proposals by either party.

     In late August 1999, Mr. Ham, still a director of the Company, was in contact with Mr. Schroeder of Parent, regarding a matter unrelated to the Company. During the course of their conversation, Mr. Schroeder inquired of Mr. Ham if the Company would have any interest in discussing a possible merger or other business combination with Parent. Messrs. Ham and Schroeder agreed to schedule a follow-up meeting.

     In early September 1999, Messrs. Schroeder and Ham agreed to meet on October 6, 1999, at a trade show in Chicago, Illinois to discuss the possibility of a merger or other business combination between Parent and the Company.

     On October 6, 1999, at the trade show, Mr. Schroeder met with Mr. Ham and Douglas T. Granat, also a director of the Company, to discuss the possibility of a transaction between Parent and the Company. Messrs. Ham and Granat indicated that any transaction must provide value to the Company's shareholders. They also indicated that any offer or proposal would be given due consideration by the entire Board of Directors of the Company. No understandings or agreements were reached during this discussion. However, Mr. Granat indicated that the price would need to be somewhere in the low teens. Mr. Schroeder invited Messrs. Granat and Ham to visit Parent to get a better understanding of Parent's business as a basis for further discussions regarding a possible merger or other business combination with Parent.

     On October 19, 1999, Messrs. Schroeder, Johnson and Matthew O. Williamson, Vice President -- Identification Solutions and Specialty Tapes -- North America, all of Parent, met with Messrs. Granat and Ham at Parent's headquarters in Milwaukee to discuss a possible strategic transaction between Parent and the Company. At this meeting, Mr. Schroeder presented a verbal non-binding expression of interest in exploring a potential acquisition of all of the Company's issued and outstanding shares of common stock for cash at a price ranging from $9.00 to $9.50 per share, subject to customary conditions. Messrs. Granat and Ham reiterated that any transaction must provide value to the Company's shareholders and indicated that the proposed price range was below their expectations. Mr. Granat also indicated that another party was discussing the potential purchase of the Company. Messrs. Schroeder, Williamson and Johnson then expressed an interest in learning more about the Company and requested an on-site visit with a view toward potentially raising its indication of interest as to an acquisition price. While no formal understandings or agreements were reached during this discussion, the parties agreed to continue their dialogue during a visit by Parent's representatives to the Company's headquarters in Bellows Falls, Vermont.

     On November 2, 1999, Parent sent a Confidentiality Agreement to Steven D. Anton, President and CEO of the Company. Mr. Anton signed the Confidentiality Agreement on November 2, 1999, and returned it to Parent on November 3, 1999. Parent then sent Mr. Anton a list of questions seeking further information on the Company's operations including sales growth, printer applicator historical sales and sales projections, sales channels and sales force, US Postal Service contract, international activities, new product development capabilities, marketing activities, manufacturing capabilities and capacity, facilities and number of employees. Mr. Anton responded to these questions on November 5, 1999.

     On November 9, 1999, Messrs. Schroeder, Williamson and Johnson visited the Company and met with Mr. Anton for purposes of evaluating the Company and to form an opinion regarding a possible strategic transaction. During this visit, they toured the Company's Vermont and New Hampshire facilities with Mr. Anton, discussed Mr. Anton's response to Parent's inquiries and discussed other relevant matters pertaining to the Company's operations. Parent presented no new indication of a possible purchase price at this meeting. After returning from this trip, Parent prepared a valuation of the Company taking into consideration various potential cost saving synergies as well as the potential for future sales growth.

     On or about November 18, 1999, Mr. Schroeder telephonically presented Parent's non-binding expression of interest to purchase the Company's issued and outstanding shares at $11.00 per share. Mr. Granat responded that he believed a higher offer was warranted.

     On November 29, 1999, Mr. Granat informed Mr. Schroeder that the Company had received a non-binding verbal offer higher than Parent's last nonbinding indication of interest at $11.00 per share, but did not identify the offeror. Mr. Granat stated that the Company's board was scheduled to meet telephonically on December 2, 1999, to discuss both offers and requested that Parent present its final offer prior to this meeting.

     On December 1, 1999, Parent's management met with the Finance Committee of its Board of Directors seeking approval to extend a revised nonbinding indication of interest to acquire the Company for $12.00 per share in cash. The Finance Committee verbally approved the revised indication of interest during this meeting. Formal, written approval from Parent's entire Board of Directors was obtained during the first week of December 1999.

     On December 2, 1999, Mr. Schroeder sent a letter to Mr. Granat outlining the terms of Parent's non-binding expression of interest concerning the possible acquisition of the Company by Parent for $12.00 per share in cash. Parent understands that Mr. Granat presented this information to the Company's entire Board of Directors on December 2, 1999.

     On December 3, 1999, Mr. Granat advised Parent that the Company's board was prepared to accept Parent's indication of interest of $12.00 per share, subject to negotiation and execution of a definitive merger agreement. Parent indicated that as a pre-condition to making a public announcement regarding the possible acquisition of the Company by Parent and in order to induce Parent to enter into negotiations with the Company concerning a definitive merger agreement, Parent wished to acquire irrevocable options from the holders of greater than 50% of the Company's issued and outstanding shares.

     Commencing on December 3, 1999, and continuing through December 9, 1999, Parent's representatives negotiated with a limited number of shareholders to gain such persons' commitment to tender their shares at the $12.00 per share price in Parent's eventual tender offer. During such time, draft option agreements were prepared, commented on and revised by respective counsel for each of Parent and the Company.

     On December 9, 1999, the Company's Board of Directors unanimously approved the Shareholder Option Agreements, and, subject to the ratification of the final terms thereof, the Merger Agreement, the Offer and the Merger.

     On December 9, 1999, and following the above approval by the Company's Board of Directors, Parent entered into the Shareholder Option Agreements with nine persons. On December 9, 1999, Parent and the Company issued a joint press release announcing that the companies were discussing a possible acquisition at $12.00 per share in cash.

     From early December 1999 through early February 2000, representatives of Parent and its advisors conducted a due diligence investigation of the Company.

     On December 13, 1999, Parent submitted to the Company a proposed Merger Agreement and the parties and their legal advisors began to negotiate the terms of the proposed transaction.

     On February 11, 2000, (i) the Company, Parent and Purchaser entered into the Merger Agreement, (ii) Parent issued a press release announcing the execution of the Merger Agreement and that Parent and the Purchaser expected to commence the Offer no later than February 22, 2000, and (iii) Parent and the Purchaser filed a Tender Offer Statement on Schedule TO solely for the purpose of filing the press releases issued on December 9, 1999, and February 11, 2000.

     Contacts With The Company. Except for the Shareholder Option Agreements or as otherwise set forth in this Offer to Purchase none of the Purchaser, Parent or, to the best of their knowledge, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of the Purchaser, Parent or, to the best of their knowledge, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of the Purchaser or Parent, has effected any transaction in any equity security of the Company during the past 60 days.

     Except for the Shareholder Option Agreements or as otherwise set forth in this Offer to Purchase, none of the Purchaser, Parent, or, to the best of their knowledge, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent or, to the best of their knowledge, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates, that would require reporting under the rules of the Commission.

     Except for the Shareholder Option Agreements or as otherwise set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser or Parent, any of their respective subsidiaries, or, to the best of their knowledge, any of the persons listed in
Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

     Transactions Between Parent and the Company. During its fiscal years ended July 31, 1999 and 1998, Parent, through one of its subsidiaries, purchased approximately $537,000 and $729,000 of preprinted labels from the Company. These purchases are continuing in the present fiscal year and are expected to not exceed $500,000. All such purchases were at then-current market prices.

     The Merger Agreement. The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule TO on file with the Commission. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides for the commencement of the Offer no later than five business days after the initial public announcement of the execution of the Merger Agreement. The obligation of the Purchaser to accept for payment Shares tendered pursuant to the Offer is subject, among other things, to the satisfaction of the Minimum Condition. See Introduction. The Purchaser and Parent expressly reserve the right to waive any condition to the Offer (including the Minimum Condition) without the consent of the Company; provided, however, that neither the Purchaser nor Parent will, without the prior written consent of the Board of Directors of the Company, make any change in the Offer which decreases the price per Share or changes the form of consideration payable in the Offer, decreases the number of Shares sought pursuant to the Offer, imposes conditions to the Offer in addition to those set forth in the Merger Agreement, or modifies or amends any terms of the Offer in a manner adverse to the Company's shareholders. The Purchaser and Parent have the right to (i) extend the Offer if at the then scheduled Expiration Date any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission, United States Department of Justice or United States Federal Trade Commission or the staff of any such governmental entities applicable to the Offer, and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 30 business days (for all such extensions) beyond the latest Expiration Date that would otherwise be permitted under (i) or
(ii) of this sentence.

     Approval of the Company's Board of Directors. The Board of the Directors of the Company has unanimously determined that the Offer and the Merger, taken together, are fair to and in the best interests of the Company's shareholders, and has approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Company's Board of Directors also unanimously resolved to recommend that the Company's shareholders tender their Shares to the Purchaser in this Offer and, if necessary, approve and adopt the Merger Agreement and the Merger. The Company has agreed to file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendation of the Board of Directors that the Company's shareholders tender their Shares, and mail the Schedule 14D-9 to the Company's shareholders on or about the date of the commencement of the Offer.

     Board Control. The Merger Agreement provides that promptly following the purchase by the Purchaser pursuant to the Offer or otherwise of such number of Shares as represents at least a majority of the outstanding shares, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company and the percentage that such number of Shares so purchased bears to the number of Shares outstanding. The Company agreed, upon request of Purchaser, promptly to increase the size of the Board of Directors of the Company or use its best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and to cause Purchaser's designees to be so elected. There are currently four directors of the Company.

     The Company's obligation to appoint the Purchaser's designees to the Board of Directors of the Company following the purchase by the Purchaser of Shares pursuant to the Offer is subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (which require that information be furnished to the Company's shareholders about Purchaser's nominees to the Company's Board of Directors not later than 10 days prior to the time such nominees take office as directors). The Company has agreed to take all actions required under such section and rule in order to effect any such election or appointment of the Purchaser's designees and to include information about such persons in the Schedule 14D-9. At this time, Purchaser intends to designate four persons to the Company's Board of Directors, following the resignation of all four of the Company's current directors. The Company has indicated that it will include the names and ages of, and biographical information about, Purchaser's four designees in the Schedule 14D-9.

     From and after the time, if any, that Purchaser's designees are appointed to the Company's Board of Directors and prior to the Effective Time of Merger, and so long as there is at least one Continuing Director (as defined below), any amendment of the Merger Agreement requiring action by the Company's board, any extension of time for performance of any of the obligations of Parent or the Purchaser thereunder, or any waiver of any condition under the Merger Agreement for the benefit of the Company may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date of the Merger Agreement (the "Continuing Directors"), which action will be deemed to constitute the action of the full Board of Directors of the Company; provided, however, that in no event may the Company, Parent or the Purchaser amend the provision of the Merger Agreement regarding the continuation of indemnification and insurance for the Company's officers and directors. Nothing in this provision prohibits any of the Purchaser's designees to the Company's Board of Directors from voting on the termination of the Merger Agreement.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation and will become an indirect, wholly owned subsidiary of Parent.

     Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by the Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, or dissenting shares) shall be automatically converted into, and exchanged for, the right to receive the Merger Consideration.

     The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement also provides that, at the Effective Time, the Certificate of Incorporation and Bylaws of the Purchaser, each as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     The Merger is subject to the satisfaction of the following conditions (which may be waived, where permissible): (a) there shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency or competent jurisdiction directing that the transactions contemplated in the Merger Agreement not be consummated; provided, however, that prior to invoking this condition each party shall use its reasonable best efforts to have any such decree, ruling, injunction or order vacated; (b) all governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and be in effect at the Effective Time; (c) all necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in the Merger Agreement which are imposed by the HSR Act shall have expired prior to the closing date for the transactions described in the Merger Agreement or shall have been terminated by the appropriate agency; (d) the Purchaser shall have purchased pursuant to the Offer all of the Shares validly tendered and not withdrawn; and (e) to the extent required by applicable law, the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement shall have received the requisite approval and authorization of the Company's shareholders (with Parent and the Purchaser and their respective affiliates required to vote all of their Shares in favor of the Merger).

     Stock Options and Restricted Stock Awards. From and after the date and time that the Company executed the Merger Agreement, the Company is prohibited by the Merger Agreement from granting any options or other rights to acquire Shares. The Merger Agreement provides that, prior to the consummation of the Offer, the Company shall take all actions necessary or desirable (including obtaining all required consents from optionees) to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options (the "Existing Stock Options") granted under any stock option, employment or similar plan or arrangement of the Company or under any such similar plan or agreement which benefits any person providing services to the Company (the "Stock Option Plans"), without any payment therefore except as otherwise provided in the Merger Agreement. At the Effective Time (or such earlier time as Parent shall designate), each holder of an Existing Stock Option will be entitled, in settlement therefor, to an amount in cash (subject to any applicable withholding taxes that may apply to payments made in connection with the performance of services) equal to the product of (i) the excess of $12.00 over the per share exercise or purchase price of such Existing Stock Option and (ii) the number of Shares subject to such Existing Stock Option (the "Option Consideration"). The Stock Option Plans terminate as of the Effective Time and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled. Notwithstanding the foregoing, no holder of an Existing Stock Option will be entitled to any payment with respect to any such Existing Stock Option under the Merger Agreement or otherwise unless he or she delivers to Purchaser a consent to the cancellation of such Existing Stock Option in a form to be prescribed by Purchaser.

     Prior to the Effective Time, the Merger Agreement provides that the Company shall take all necessary and appropriate actions (including obtaining all applicable consents) to provide that, upon the Effective Time, each then outstanding restricted stock award in respect of Shares and any other stock based award (the "Stock Awards") which is subject to any vesting requirement and which was issued pursuant to a Stock Option Plan or any other plan or arrangement (other than any Existing Stock Option) shall, whether or not then exercisable or vested, become 100% vested. At the Effective Time, a holder of Shares underlying any such

Stock Award shall be entitled to receive the Merger Consideration (subject to any applicable withholding taxes that may apply to payments in connection with the performance of services), upon the surrender of the certificate representing such Shares. Notwithstanding the foregoing, no holder of a Stock Award will be entitled to any payment with respect to such Stock Award under the Merger Agreement or otherwise unless he or she delivers to Purchaser a consent to the cancellation of such Stock Award in a form to be prescribed by Purchaser.

     Acquisition Proposals. The Company has agreed that neither it nor its officers, directors, employees, agents, affiliates or representatives shall, directly or indirectly, (a) initiate, solicit or encourage any inquiries concerning an Acquisition or an Acquisition Proposal (each as defined below);
(b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition or an Acquisition Proposal; (c) facilitate any effort or attempt to make or implement an Acquisition Proposal; or (d) consummate, agree or commit to consummate any Acquisition or Acquisition Proposal. The term "Acquisition" means any or all of the following, other than the Offer and the Merger: a merger, share exchange, consolidation, reorganization, combination or similar transaction involving the Company; a purchase, exchange or tender offer for twenty percent (20%) or more of the outstanding Shares; the purchase, lease or other acquisition of all or any significant portion of the assets or any equity interest (or any option (other than Existing Stock Options), warrant or security convertible into any equity interest) of the Company; or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or delay the Offer or the Merger. The term "Acquisition Proposal" means any inquiry, request for information, expression of interest, indication of a desire to have discussions, or the making of any proposal by any person concerning an Acquisition.

     Notwithstanding the foregoing, the Board of Directors of the Company may furnish information about the Company to a person making a Superior Proposal (as defined below) pursuant to a confidentiality agreement in customary form and participate in discussions and negotiations regarding such Superior Proposal if the Board of Directors of the Company determines in good faith, upon the written advice of outside legal counsel, that the failure to take such action would violate its fiduciary duties to the Company's shareholders under applicable law. In addition, the Company will be permitted to take and disclose to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act with respect to an Acquisition Proposal by means of a tender offer. The Company must notify Parent orally and in writing of any Acquisition Proposal within 24 hours from the receipt thereof, specifying all of the material terms and conditions of such Acquisition Proposal and identifying the person making such Acquisition Proposal, keep Parent informed of the status and all material developments and information regarding the Acquisition Proposal, and give Parent five business days' prior notice and an opportunity to negotiate with the Company before entering into, executing or agreeing to any Acquisition or Acquisition Proposal.

     The term "Superior Proposal" means a written, bona fide, unsolicited Acquisition Proposal by any person (other than Parent) which the Board of Directors of the Company determines in good faith, and in the exercise of reasonable judgment, to be more favorable to the Company and its shareholders than the Offer and the Merger from a financial point of view, which proposal is capable of being consummated without undue delay and has the requisite financing committed to it or, as determined in good faith, and in the exercise of reasonable judgment, is reasonably capable of being financed by such person.

     Best Efforts. The Merger Agreement provides that, subject to its terms and conditions, the Company, Parent and the Purchaser will use their reasonable best efforts to take all actions necessary and proper under applicable law to consummate the Merger, including using their reasonable best efforts to prevent any injunction by a government entity relating to consummation of the transactions contemplated by the Merger Agreement.

     Directors And Officers Indemnification And Insurance. Pursuant to the Merger Agreement, Parent has agreed that for a period ending not sooner than the third anniversary of the Effective Time, the Surviving Corporation will maintain all rights to indemnification existing on the date of the Merger Agreement in favor of the present and former directors and officers of the Company as provided in the Company's Certificate of Incorporation and Bylaws, in each case as in effect on the date of the Merger Agreement, and that during such period, the Certificate of Incorporation and Bylaws of the Surviving Corporation will not be amended or repealed or otherwise modified in any manner that would adversely affect the rights of indemnity afforded to the present and former directors and officers of the Company unless required by law; provided, however, that if any claim is asserted within such three-year period, all rights to indemnification in respect of such claim shall continue until disposition of such claim.

     Under the Merger Agreement, Parent and the Surviving Corporation will maintain in effect for not less than three years from the Effective Time the current directors' and officers' liability insurance policies and fiduciary insurance policies maintained by the Company (provided that Parent may substitute policies of substantially the same coverage containing terms and conditions which are no less advantageous to the Company's present or former directors or officers or other employees covered by such policies prior to the Effective Time) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event will Parent or the Surviving Corporation be required to pay an annual premium for such insurance greater than 125% of the last annual premium paid prior to the date thereof by the Company for such insurance.

     Termination And Termination Fee. The Merger Agreement provides that it may be terminated and the Merger and the Offer may be abandoned at any time prior to the Effective Time: (a) by mutual written agreement duly authorized by the Boards of Directors of Parent, the Purchaser and the Company, respectively; (b) by Parent or the Company if (i) any court of competent jurisdiction or any other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable, or (ii) the Purchaser shall not have purchased Shares pursuant to the Offer on or before June 30, 2000; (c) by the Company if (i) the Board of Directors of the Company shall have determined in good faith, upon the written advice of outside legal counsel, that its fiduciary duties require the termination of the Merger Agreement in order to pursue a Superior Proposal, or (ii) the Purchaser shall have failed to commence the Offer within five business days following the date of the Merger Agreement or terminated the Offer without purchasing Shares pursuant to the Offer; (d) by the Company if either Parent or the Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement which breach is incapable of being cured or, if curable, shall not have been cured within thirty (30) days after the giving of written notice to Parent and the Purchaser; (e) by Parent if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement (except to the extent any such breach gives rise to the termination rights described in (f)(ii) below), which breach is incapable of being cured or, if curable, shall not have been cured within thirty (30) days after the giving of written notice to the Company; or (f) by Parent and the Purchaser, if (i) the Board of Directors of the Company has withdrawn, or materially modified or changed its favorable recommendation of the Offer, the Merger or the Merger Agreement, or shall have approved or recommended any Acquisition Proposal or Acquisition, (ii) the Company shall have breached its obligations to Parent concerning an Acquisition Proposal, or (iii) the Purchaser shall have otherwise terminated the Offer in accordance with the Merger Agreement without purchasing Shares pursuant to the Offer.

     In the event of the termination of the Merger Agreement and abandonment of the Offer, the Merger Agreement provides that all further obligations of the parties under or pursuant to the Merger Agreement shall terminate without further liability thereunder on the part of any party except under the provisions of the Merger Agreement related to fees and expenses described below and under certain other provisions of the Merger Agreement which survive termination, provided that each party to the Merger Agreement will retain any and all remedies which it may have for breach of contract provided by law.

     The Merger Agreement provides that upon the occurrence of a Special Event (as defined below) the Company will pay $25,000 (the "Termination Fee") to Parent and will reimburse Parent for all documented out-of-pocket costs, fees and expenses incurred by Parent and the Purchaser in connection with the preparation and negotiation of the Merger Agreement and the transactions contemplated thereby. The Termination Fee shall be payable to Parent in immediately available funds within three business days following the occurrence of the Special Event. If the Company fails to timely pay the Termination Fee (or any portion thereof) due Parent pursuant to this provision, the Termination Fee (or portion thereof) will accrue interest at the lesser of the rate of fifteen percent (15%) per annum or the maximum amount allowed by law until paid.

     The term "Special Event" means the occurrence of any of the following on or prior to December 9, 2000: (a) a person unrelated to Parent shall have consummated, or shall have publicly announced or proposed and subsequently consummated, a tender or exchange offer for Shares representing, on a fully diluted basis, 20% of more of the outstanding Shares; (b) a person unrelated to Parent shall have consummated an Acquisition or the Company shall have entered into an agreement with respect to an Acquisition; (c) the Company shall have terminated the Merger Agreement for the purpose of pursuing an Acquisition Proposal; (d) Parent shall have terminated the Merger Agreement due to the Company's breach of its obligations to notify Parent of an Acquisition Proposal and to negotiate with Parent with respect thereto; (e) the Board of Directors of the Company shall have withdrawn or materially modified or changed its favorable recommendation of the Offer, the Merger or the Merger Agreement (whether or not Parent shall have terminated the Merger Agreement); (f) Parent and Purchaser shall have terminated the Merger Agreement due to Purchaser's termination of the Offer pursuant to paragraphs (b), (e), (g) or (h) of Section 14 of this Offer to Purchase; or (g) the Company shall have terminated the Merger Agreement due to Purchaser's termination of the Offer pursuant to paragraphs (b), (e), (g) or (h) of Section 14 of this Offer to Purchase.

     The Merger Agreement also contains other restrictions as to the conduct of business by the Company pending the Merger, as well as representations and warranties of each of the parties customary in transactions of this kind.

     The Shareholder Option Agreements. The Shareholder Option Agreements were entered into for the purpose of inducing Parent to enter into negotiations for the acquisition of the Company on the terms and conditions set forth in the Merger Agreement and as a pre-condition to making a public announcement regarding the possible acquisition of the Company by Parent. Pursuant to the Shareholder Option Agreements, each Shareholder has agreed to validly tender in the Offer and not withdraw all of the Options Shares beneficially owned by such Shareholder (including any subsequently acquired Shares with respect to each Group Shareholder), which in the aggregate constitute approximately 57.9% of the Shares computed in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act.

     Each Shareholder has granted Parent an irrevocable Option to purchase the Option Shares (including any subsequently acquired Shares with respect to the Group Shareholders) at $12.00 per Share. The Shareholder Option Agreements provide that the Options are exercisable at any time, in whole or in part, after
(i) February 7, 2000, if the Merger Agreement has not been signed; (ii) the occurrence of any event as a result of which Parent is entitled to receive the Termination Fee under the Merger Agreement; or (iii) such time as a Shareholder shall have breached the Merger Agreement. Each Option that becomes exercisable shall remain exercisable until the later of (i) the date that is 120 days after the date such Option becomes exercisable or (ii) the date that is 60 days after the date that all waiting periods under the HSR Act applicable to the Merger and/or purchase of the Option Shares shall have expired or been terminated; provided that if at the expiration of such period there shall be in effect any injunction or other order issued by any federal, state, local or foreign governmental unit or agency prohibiting the exercise of such Option, the exercise period shall be extended until 60 days after the date that no such injunction or order is in effect.

     Each Shareholder has agreed that at any meeting of the shareholders of the Company or in connection with any written consent of the shareholders of the Company, such Shareholder will vote (or cause to be voted) all Option Shares (including any subsequently acquired Shares with respect to each Group Shareholder), (i) in favor of the Merger Agreement, the Merger and any other actions contemplated by the Merger Agreement and the applicable Shareholder Option Agreement and (ii) against any Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify the Shareholder Option Agreements, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in the Merger Agreement not being fulfilled. Each Shareholder irrevocably granted to and appointed Parent as such Shareholder's proxy and attorney-in-fact to vote the Option Shares owned by such

Shareholder or to grant a consent or approval in respect of such Option Shares (including any subsequently acquired Shares with respect to the Group Shareholders), in the manner specified above.

     Each Shareholder has agreed that, except as provided by the Merger Agreement and the applicable Shareholder Option Agreement, such Shareholder will not (i) offer to transfer, transfer or consent to any transfer, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer, (iii) grant any proxy, power-of-attorney or other authorization or consent or (iv) deposit into a voting trust or enter into a voting agreement or arrangement, each with respect to all of the Option Shares (including any subsequently acquired Shares with respect to the Group Shareholders) beneficially owned by such Shareholder.

     Each Shareholder has agreed that such Shareholder shall not encourage, solicit, initiate or participate in any way in any discussion or negotiation with, or provide information or otherwise take any action to assist or facilitate, any person concerning any Acquisition Proposal. Each Shareholder has agreed to cease any such existing activities and to immediately communicate to Parent the terms of any Acquisition Proposal.

     Each Shareholder has waived any rights of appraisal or rights to dissent from the Merger.

     The Shareholder Option Agreements with respect to each Shareholder shall terminate upon the earliest of (i) the Effective Time, (ii) December 9, 2000, or
(iii) the termination of the Merger Agreement, unless, in the case of clause
(iii), Parent is or may be entitled to receive the Termination Fee under the Merger Agreement following such termination or prior to such termination such Shareholder has breached certain specified agreements contained in the applicable Shareholder Option Agreement.

     The description of the Shareholder Option Agreements set forth herein does not purport to be complete and is qualified in its entirety by the provisions of Shareholder Option Agreement #1 and Shareholder Option Agreement #2, copies of which were filed as Exhibits 1 and 2, respectively, to Parent's Schedule 13D filed with the Commission on December 9, 1999.

     Confidentiality Agreement. On November 2, 1999, the Company and Parent entered into a Confidentiality Agreement (the "Confidentiality Agreement") pursuant to which the Company and Parent and each of their respective representatives agreed to keep confidential certain information concerning the other party which was furnished to it by the other party (the "Evaluation Material"). Pursuant to the Confidentiality Agreement, the Company, Parent and their respective subsidiaries and affiliates having had access to the Evaluation Material, agreed not to solicit any employee of the other during the term of the Confidentiality Agreement and for a period of twelve months following notice by either party that it does not wish to proceed with a transaction between the parties.

     The description of the Confidentiality Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of Confidentiality Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule TO concerning the Offer on file with the Commission.

     11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Purpose Of The Offer. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, the Purchaser will effect the Merger, pursuant to which each then issued and outstanding Share (excluding Shares owned by the Purchaser, Parent or any direct or indirect subsidiary of Parent or the Company, Shares held in the treasury of the Company and Shares owned by shareholders who perfect their dissenters' rights under the DGCL, if any), will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, and the Company will become an indirect, wholly owned subsidiary of Parent. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The Merger, as the second step in the acquisition of the Company, is intended to facilitate the acquisition of any Shares not acquired by the Purchaser in the Offer. Consummation of the Merger will require, except as set forth below, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote upon such matter.

     Under certain circumstances, the Merger could be consummated without the approval of the Company's shareholders. In particular, the DGCL provides that if a corporation holds 90% or more of the outstanding shares of each class of stock of a subsidiary corporation, the corporation may merge with the subsidiary upon approval of the corporation's board of directors and execution, acknowledgment and filing of a certificate of ownership and merger and upon complying with certain notice requirements, but without approval of the shareholders of the subsidiary (a "Short-Form Merger"). Accordingly, if the Purchaser owns 90% or more of the outstanding Shares after consummation of the Offer, a Short-Form Merger could be effected by action of the Board of Directors of the Purchaser without the approval of the Company's shareholders. Even if the Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent and the Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and effect a Short-Form Merger. The per Share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent and the Purchaser presently intend to effect a Short-Form Merger if permitted to do so under the DGCL. In addition, the DGCL and the Company's Bylaws provide that any action that is required to or may be taken at any annual or special meeting of shareholders of a corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by holders of outstanding stock of the corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Accordingly, if Purchaser owns more than a majority of the outstanding Shares after the consummation of the Offer, the Merger could be effected by a written consent action of the Purchaser without the approval of the Company's other shareholders. If, following the Offer, Purchaser owns more than a majority of the outstanding Shares, but less than 90% of the outstanding Shares, Parent and Purchaser presently intend to effect the Merger by a written consent action.

     Plans For The Company After The Offer And The Merger. In connection with the Offer, Parent has reviewed, and will continue to review, various possible business strategies in the event that the Purchaser acquires control of the Company pursuant to the Offer and the Merger, or otherwise, and will continue to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Parent intends to undertake a thorough review of the Company's operations and to study the manner in which operations of the two companies can best be optimized, and will take such actions as a result of this review as may be appropriate under the circumstances. Parent may also seek to achieve efficiencies through the consolidation or elimination of duplicative functions and/or operations. Actions that may be taken by Parent include, among other things, changes in the Company's business, corporate structure, Certificate of Incorporation, Bylaws, capitalization, or management.

     Except as described in this Offer to Purchase, Parent and the Purchaser have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's present capitalization, dividend policy, employee benefit plans, corporate structure or business or any material changes or reductions in the composition of its management or personnel. Following further review of the Company's businesses, financial records, personnel, operations and other matters, it is possible such plans and intentions of Parent and the Purchaser may change.

     Appraisal Rights. While no appraisal rights are available in connection with the Offer, Section 262 of the DGCL ("Section 262") provides appraisal rights to holders of the Shares, subject to the procedures described therein, to object to the Merger and demand payment of the "fair value" of their Shares in cash in connection with the consummation of the Merger. Shareholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger and the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights in connection with the Merger. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the DGCL.

     12. DIVIDENDS AND DISTRIBUTIONS; STOCK ISSUANCES. If on or after February 11, 2000, the Company should (i) issue any additional Shares (except upon the exercise of Existing Options) or grant any warrants, options or other rights to subscribe for or acquire any additional Shares or any other shares of capital stock of the Company, (ii) declare or pay any dividend or make any capital or surplus distribution of any nature (including special dividends) or directly or indirectly redeem, purchase or otherwise acquire, split, combine, reclassify the Shares or any other shares of capital stock of the Company or liquidate in whole or in part, then Parent and the Purchaser may terminate the Merger Agreement and refuse to purchase Shares pursuant to the Offer, provided such action has a Material Adverse Effect (as defined below) on the Company.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Shares are listed on the Nasdaq/SM. According to Nasdaq's published guidelines the Shares may no longer be included in the Nasdaq/SM if, among other things, the number of publicly held Shares (excluding Shares held directly or indirectly by officers, directors and any person who is a beneficial owner of more than 10% of the Shares) is less than 500,000, the aggregate market value of publicly held Shares is less than $1,000,000 or there are fewer than 300 round lots holders. As described below, the Purchaser intends to cause the Company to terminate its Nasdaq/SM listing and Exchange Act registration if there are fewer than 300 Shares held of record following consummation of the Offer.

     If the Nasdaq/SM were to delist the Shares, the market therefor would be adversely affected. It is possible that the Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the Commission if the outstanding Shares are not included for trading in the Nasdaq/SM and if there are fewer than 300 holders of Shares of record. Termination of registration of the Shares under the Exchange Act would eliminate the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. While the Shares are not currently "margin securities" under the regulations of the Federal Reserve Board, termination of registration of the Shares under the Exchange Act would result in the Shares being ineligible for inclusion on the Federal Reserve Board's list of "margin securities." The Purchaser intends to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

     14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer or the Merger Agreement and provided that the Purchaser shall not be obligated to accept for payment any Shares until (i) expiration of all applicable waiting periods under the HSR Act and (ii) satisfaction of the Minimum Condition, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any Shares tendered pursuant to the Offer, or may, subject to the terms of the Merger Agreement, terminate or amend the Offer if at any time on or after the date of the Merger Agreement, and at or before the time of payment for any of such Shares, any of the following conditions exists:

          (a) there shall have occurred and be continuing as of the then scheduled Expiration Date (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, or the Nasdaq National Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly involving the United States,
     (iv) any material limitation (whether or not mandatory) by any governmental or regulatory authority, agency or commission, domestic or foreign ("Governmental Entity"), on the extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (b) the Company shall have breached or failed to perform any of its obligations, covenants or agreements under the Merger Agreement, or any representation or warranty of the Company set forth in the Merger Agreement (disregarding all qualifications and exceptions contained therein relating to knowledge, materiality or Material Adverse Effect (as defined below)) shall not have been true and correct as of the date of the Merger Agreement and as of the then scheduled Expiration Date as though made on and as of the then scheduled Expiration Date, provided that all such breaches, failures to perform and untrue representations or warranties, taken in the aggregate, shall have or shall be reasonably likely to have a Material Adverse Effect;

          (c) any court or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (i) restricts (other than restrictions which in the aggregate do not have a Material Adverse Effect on Parent, the Purchaser or the Company or which do not materially restrict the ability of Parent and the Purchaser to consummate the Offer and the Merger as originally contemplated by Parent and the Purchaser), prevents, prohibits or makes materially more costly the consummation of the Offer or the Merger, (ii) makes the acceptance for payment of, or payment for or purchase of some or all of the Shares pursuant to the Offer illegal, (iii) results in a significant delay in or restricts the ability of the Purchaser to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or to effect the Merger, (iv) renders the Purchaser unable to accept for payment or pay for or purchase some or all of the Shares pursuant to the Offer, (v) prohibits or limits (other than limits which in the aggregate do not have a Material Adverse Effect on Parent, the Purchaser or the Company or which do not materially limit the ability of Parent to own and operate all of the business and assets of Parent and the Company after the consummation of the transactions contemplated by the Offer and the Merger Agreement) the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, or as a result of the Offer or the Merger compels the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of their respective business or assets, (vi) imposes limitations on the ability of Parent or any subsidiary of Parent to hold, transfer or dispose of or exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, (vii) requires divestiture by Parent or any affiliate of Parent of any Shares or (viii) otherwise materially adversely affects the financial condition, business or results of operations of Parent, the Purchaser or the Company or otherwise makes consummation of the Offer or the Merger unduly burdensome;

          (d) there shall have been threatened, instituted or pending any action, proceeding or counterclaim by or before any Governmental Entity, challenging the making of the Offer or the acquisition by the Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to obtain any material damages, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (viii) of paragraph
     (c) above;

          (e) Any person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Parent or the Purchaser or any of their affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 25% of the outstanding Shares;

          (f) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or the Purchaser in connection with the execution and delivery of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained as of the then scheduled Expiration Date (other than the failure to receive any consent, registration, approval, permit or authorization or to make any notice, report or other filing that, in the aggregate, is not reasonably likely to have a Material Adverse Effect on Parent, the Purchaser or the Company, or would not prevent the consummation of the Offer or the Merger);

          (g) there shall have occurred any one or more changes or developments in the financial condition, properties, business or results of operations of the Company that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

          (h) the Board of Directors of the Company (or any committee thereof) shall have withdrawn or amended, or modified in a manner adverse to Parent and the Purchaser, its recommendation of the Offer or the Merger, or shall have endorsed, approved or recommended any other Acquisition Proposal, or the Company shall have entered into any agreement with respect to an Acquisition, or the Board of Directors of the Company (or any committee thereof) shall have resolved to take any of the foregoing actions; or

          (i) the Merger Agreement shall have been terminated by the Company, or by Parent or the Purchaser, in accordance with its terms, or Parent or the Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares;

which, in the reasonable judgment of Parent and the Purchaser, in any such case, and regardless of the circumstances (excluding any direct action or inaction by Parent or the Purchaser which to Parent's and the Purchaser's knowledge is reasonably likely to cause any of the above conditions to exist) giving rise to any such conditions, make it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for the Shares.

     "Material Adverse Effect" shall mean a material adverse effect on the condition, business, assets, results of operations or prospects of the Company, taken individually or as a whole, or of Parent and the Purchaser, taken individually or as a whole, as the case may be.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances (excluding any direct action or inaction by Parent or the Purchaser which to Parent's and the Purchaser's knowledge is reasonably likely to cause any of the above conditions to exist) giving rise to such condition or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time, in its sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

15. CERTAIN REGULATORY AND LEGAL MATTERS.

     General. Except as otherwise disclosed herein, based upon an examination of publicly available information filed by the Company with the Commission and the disclosures made by the Company pursuant to the Merger Agreement, Parent and the Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 14.

     Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser is subject to these requirements. See Section 2 as to the effect of the HSR Act on the timing of the Purchaser's obligation to accept Shares for payment.

     Pursuant to the HSR Act, Parent expects to file a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer with the Antitrust Division and the FTC on or about February 22, 2000. The Company has informed Parent that it expects to file its Notification and Report Form under the HSR Act on or about the same day. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-day waiting period following the filing by Parent, unless a request for early termination of the waiting period is granted or unless the waiting period is extended by Parent's receipt of a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to issue a request for additional information or documentary material prior to the expiration of the 15-day waiting period, the waiting period would be extended to expire at 11:59 p.m., Eastern time, on the tenth day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by agreement or by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with unless the waiting period is sooner terminated by the FTC or the Antitrust Division. See Section 2. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, although the waiting period may also be extended by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14 for certain conditions to the Offer that could become applicable in the event of such a challenge.

     Delaware Business Combination Law. Section 203 of the DGCL ("Section 203") provides that a Delaware corporation such as the Company may not engage in any "Business Combination" (defined to include a variety of transactions, including a merger) with any "Interested Stockholder" (defined generally as any person that, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation), or any affiliate of an Interested Stockholder, for three years after the date on which the Interested Stockholder became an Interested Stockholder. The three-year prohibition on Business Combinations with Interested Stockholders (the "Business Combination Prohibition") does not apply if certain conditions, described below, are satisfied. Section 203 provides that a beneficial owner of voting stock includes any person who, individually or together with any of its affiliates or associates, has (i) the right to acquire voting stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding, or (iii) any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of such stock with any other person that beneficially owns, directly or indirectly, such stock.

     The Business Combination Prohibition does not apply to a particular Business Combination between a corporation and a particular Interested Stockholder if (i) prior to the date such Interested Stockholder became an Interested Stockholder, the board of directors of such corporation approves either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to the date the stockholder becomes an Interested Stockholder, the Business Combination is approved by the board of directors of such corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the Interested Stockholder.

     The Board of Directors of the Company has unanimously approved the Shareholder Option Agreements, the Offer and the Merger. As a result, Section 203 will not apply to the Purchaser's acquisition of Shares pursuant to the Shareholder Option Agreements or the Offer or the consummation of the Merger thereafter.

     Other State Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made take-overs of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of shareholders in Indiana and are incorporated there. Subsequently, a number of federal courts have ruled that various state take-over statutes are unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     The Purchaser does not know whether any state laws other than Section 203 will, by their terms, apply to the Offer, and the Purchaser has not attempted to comply with any state take-over statutes in connection with the Offer or the Merger, except as set forth above with respect to Section 203. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that an assertion is made that one or more take-over statutes apply to the Offer or the Merger, and an appropriate court does not determine that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In any such case, the Purchaser may not be obligated to accept for payment or purchase any Shares tendered. See Section 14.

     "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to a transaction such as the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or (ii) the Merger is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger is at least equal to the amount paid per Share in the Offer, as the Merger Agreement provides. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction. The Purchaser and Parent believe the provisions of Rule 13e-3 are not applicable to the Offer or the Merger.

     16. FEES AND EXPENSES. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     The Purchaser and Parent have retained Georgeson Shareholder Communication Inc. to act as the Information Agent and Firstar Bank, National Association to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph, the internet and personal interview, and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection therewith, including certain liabilities under the Federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     17. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Purchaser may, however, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer will be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and Parent have filed with the Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in Washington, D.C. in the manner set forth in Section 7 and is also available on-line through the Commission's EDGAR electronic filing and retrieval system.
                                          IMTC ACQUISITION CORP.
February 22, 2000

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                          OF PARENT AND THE PURCHASER

     DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name, principal business and address of any corporation or other organization in which such employment is or was conducted for each of the directors and executive officers of Parent. All directors and executive officers listed below are citizens of the United States, except for Mr. Jaehnert, who is a German citizen. The business address of Parent is 6555 West Good Hope Road, Milwaukee, Wisconsin 53223 and its principal business is described in Section 8 of the Offer to Purchase. Unless otherwise indicated, all directors and executive officers of Parent have been in their present principal occupations for the last five years and the business address of each such person is the address of Parent.

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME, BUSINESS OR RESIDENCE ADDRESS           AND MATERIAL OCCUPATION FOR PAST FIVE YEARS
-----------------------------------           -------------------------------------------
Katherine M. Hudson                    President and Chief Executive Officer of Parent since
Director since: 1994                   1994

Peter J. Lettenberger                  Partner of Quarles & Brady LLP, general counsel to
Quarles & Brady LLP                    Parent, since 1973
411 East Wisconsin Ave
Milwaukee, WI 53202
Director since: 1977

Robert C. Buchanan                     President of Fox Valley Corporation, a specialty paper
Fox Valley Corporation                 manufacturer
100 W. Lawrence St
Appleton, Wisconsin 54911
Director since: 1987

Roger D. Peirce                        Private investor and consultant and Secretary and
The Jor-Mac Company, Inc.              Treasurer of The Jor-Mac Company, Inc., a manufacturer of
704 10th Avenue                        metal goods; President and Chief Executive Officer of
Grafton, Wisconsin 53024               Valuation Research Corporation from 1995 to 1996 (located
Director since: 1988                   at 330 East Kilbourn Avenue, Milwaukee, Wisconsin)

Richard A. Bemis                       President and Chief Executive Officer of Bemis
Bemis Manufacturing Company            Manufacturing Company, a manufacturer of molded plastic
300 Mill Street                        products
Sheboygan Falls, Wisconsin 53085
Director since: 1990

Frank W. Harris                        Distinguished Professor of Polymer Science and Biomedical
Institute for Polymer Science          Engineering at the Institute of Polymer Science,
University of Akron                    University of Akron and a member of its faculty since
244 Summer Street                      1983
Polymer Building 603
Akron, Ohio 44325
Director since: 1991

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME, BUSINESS OR RESIDENCE ADDRESS           AND MATERIAL OCCUPATION FOR PAST FIVE YEARS
-----------------------------------           -------------------------------------------
Gary E. Nei                            Chairman of B&B Publishing, a publishing company
B&B Publishing
820 Wisconsin Street
Walworth, Wisconsin 53184
Director since: 1992

Irwin Helford                          Retired; Former Chairman of Viking Office Products, Inc.
Viking Office Products, Inc.           and Vice Chairman of Office Depot, Inc., both of which
950 W. 190th Street                    are sellers of office products, from August 1998 to 1999;
Torrance, California 90502             prior to 1998 Chairman of the Board and Chief Executive
Director since: 1998                   Officer of Viking Office Products, Inc.

Richard L. Fisk                        Vice President of Parent's Direct Marketing Group since
                                       1987

David R. Hawke                         Vice President of Parent's Graphics Group since 1995;
                                       Managing Director of Parent's European Operation prior to
                                       1995

Frank M. Jaehnert                      Vice President and Chief Financial Officer of Parent
                                       since 1996; Finance Director of Parent's Identification
                                       Solutions & Specialty Tapes Group prior to 1996

David W. Schroeder                     Vice President of Parent's Identification Solutions and
                                       Specialty Tapes Group since 1995; General Manager of
                                       Parent's Industrial Products Division prior to 1995

Conrad G. Goodkind                     Secretary of Parent since 1999 and Partner of Quarles &
Quarles & Brady LLP                    Brady LLP, general counsel to Parent, since 1981
411 East Wisconsin Ave
Milwaukee, WI 53202

     Directors and Executive Officers of the Purchaser. Each director and executive officer of the Purchaser was appointed in December 1999. Katherine M. Hudson, Conrad G. Goodkind and Frank M. Jaehnert are each directors and are the President, Secretary and Vice President and Treasurer, respectively, of the Purchaser. David W. Schroeder is Vice President of the Purchaser. Information about all of the directors and executive officers of the Purchaser is set forth above.

     Facsimiles of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                       FIRSTAR BANK, NATIONAL ASSOCIATION

          By Mail:                By Overnight Delivery:            By Hand Delivery:
  Corporate Trust Services       Corporate Trust Services       Corporate Trust Services
          Box 2077             1555 North River Center Drive  1555 North River Center Drive
     Milwaukee, WI 53201                 Suite 301                      Suite 301
                                    Milwaukee, WI 53212            Milwaukee, WI 53212

                           By Facsimile Transmission:
                        (For Eligible Institutions only)

                                 (414) 905-5049

                              To Confirm Fax Only:

                                 (414) 905-5300

                            ------------------------

     Any questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                      LOGO

                                17 State Street
                                   10th Floor
                               New York, NY 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064